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PRICING SUPPLEMENT NO. 8                              Filed under Rule 424(b)(3)
To Prospectus Dated April 16, 1993                    File No. 033-60322
Prospectus Supplement Dated April 26, 1993



                                MERCK & CO., INC.
                           MEDIUM-TERM NOTES, SERIES B




FACE AMOUNT:   $500,000,000                               CUSIP:   58933NAL3


FORM:   Book Entry


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
ORIGINAL ISSUE               INITIAL REDEMPTION       INTEREST RATE:   5.76%
DATE:   05/13/97             DATE:   N/A


ORIGINAL ACCRUAL             INITIAL REDEMPTION       ORIGINAL MATURITY DATE:
DATE:   05/13/97             PERCENTAGE:   N/A        05/3/2037


APPLICABILITY OF MODIFIED    OPTIONAL REPAYMENT       TOTAL AMOUNT OF OID:  N/A
PAYMENT UPON                 DATES:   See
ACCELERATION:   N/A          "Description of the
                             Notes"


APPLICABILITY OF ANNUAL      ANNUAL REDEMPTION        ORIGINAL YIELD TO
INTEREST PAYMENTS:   N/A     PERCENTAGE:   N/A        MATURITY:   N/A


INTEREST PAYMENT DATES:      SPECIFIED CURRENCY:      INITIAL ACCRUAL PERIOD
May 13 and                   U.S. dollars             OID:   N/A
November 13 of each year,
commencing November 13,
1997
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AGENT:   MORGAN STANLEY & CO. INCORPORATED


NET PROCEEDS TO ISSUER:   99.800%




               The Date of this Pricing Supplement is May 8, 1997
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CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT
STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".


                            DESCRIPTION OF THE NOTES


General

      The following description of the Notes supplements and, to the extent inconsistent therewith, supersedes the descriptions of the terms and provisions of the notes set forth under "Description of Notes" in the accompanying prospectus supplement and "Description of Debt Securities" in the accompanying prospectus, to which reference is hereby made.

      The Notes will mature on May 3, 2037. Interest on the Notes will be payable semiannually in arrears on May 13 and November 13 of each year, commencing November 13, 1997 (each an "Interest Payment Date"). The regular record date with respect to each Interest Payment Date will be the 15th calendar day (whether or not a Business Day) prior to the corresponding Interest Payment Date. Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day", as used herein and in the accompanying Prospectus Supplement, means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in the city of New York.

      The authorized denominations of the Notes will be $1,000 or any integral multiple of $1,000 in excess thereof.


Redemption and Repayment

      The Notes are subject to repayment at the option of the holders thereof on May 3, 1999 and every May 3 thereafter up to and including May 3, 2036 (each an "Annual Optional Repayment Date"), at 100% of their principal amount, together with accrued interest to the date of redemption, upon at least 30 calendar days' prior written notice to the Company.

      If, after the early repayments at the option of the holders of the Notes on an Annual Optional Repayment Date, the aggregate principal amount of the Notes outstanding immediately thereafter is $25,000,000 or less, the Company may elect to redeem the Notes in whole and not in part on the following Annual Optional Repayment Date upon at least 30 calendar days' prior written notice to the holders thereof, at 100% of their principal amount, together with accrued interest to the date of redemption.

      For purposes of this section, if May 3 is not a Business Day, it shall be deemed to refer to the next succeeding Business Day.
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Plan of Distribution

      Subject to the terms and conditions set forth in the Distribution Agreement, dated April 26, 1993, the Company has agreed to sell to Morgan Stanley & Co. Incorporated, as principal, and Morgan Stanley & Co. Incorporated has agreed to purchase from the Company, all of the Notes if any are purchased. After the initial offering of the Notes, the offering price and other selling terms may, from time to time, be varied by the Agent.

      In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes in the open market. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agent is not required to engage in these activities, and may end any of these activities at any time.

      The Company has agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.